Exhibit 10.77
LATTICE SEMICONDUCTOR CORPORATION

2013 Cash Incentive Plan Summary

Purpose

The 2013 Cash Incentive Plan (the “Plan”) will encourage and reward strong financial performance and operational results. Employees will be compensated both for achievement of specific financial measures derived from the Company’s annual operating plan and corporate performance measured by the achievement of corporate MBOs.
Eligibility
Regular employees below CVP (hereafter “Non-executives”) become eligible to participate in the 2013 Plan beginning the first full fiscal quarter after their hire date. Employees at CVP level and above (hereafter “Executives”) become eligible to participate as provided in their initial offer letter or Employment Agreement, as applicable.
Eligibility excludes the following:

•	Those who are eligible under the Company’s Sales Incentive Plan (“SIP”);

•	Temporary employees and contractors; and

•	Any other persons deemed ineligible by application of the provisions set forth under the heading Other General Provisions hereafter.

Incentive Period
The Incentive Period is the fiscal year December 30, 2012 to December 28, 2013, but incentives may be paid to Non-executives based on the Company’s fiscal quarters that form a part of the Incentive Period.

Incentive Targets

Each participant will be assigned an incentive target (“Individual Target”) within a range of values established under the Company’s compensation practices. The target, stated as a percentage of Eligible Wages, is the potential incentive amount that an employee may earn if all funding and performance criteria for the Incentive Period are met at 100% of target.
Participants may earn from 0% up to 200% of their Individual Target based on achievement of funding and performance criteria as outlined herein.
Funding

Achievement by the Company of specified levels of GAAP Operating Income before incentive accrual and acquisition related expenses (“Operating Income”) is required to fund the payment of incentives for the achievement of the operating income and revenue elements of the Plan.

For Non-executives, the Plan will fund and potentially pay quarterly incentives for the achievement of the operating income and the revenue elements if the quarterly thresholds are met. For Non-executives, the plan may fund with respect to the MBO element even if the Operating Income threshold has not been met; provided, however, that payments under the Plan for achievement of quarterly MBOs may only be made if Operating Income is positive and those payments may not exceed 50% of Operating Income.

If a target Operating Income level is surpassed, the plan will continue funding (and be scored) on a linear basis.

For Executives, the Plan fund will fund and potentially pay annually if the annual thresholds are met.
As in the case of Non-executives, if a target Operating Income level is surpassed, the plan will continue funding (and be scored) on a linear basis.

Performance Criteria

Once the funding is achieved, Company financial performance and/or achievement of corporate MBOs are required for an incentive to be paid.
Non-executives
For Non-executives, the weighting of the three elements is as follows:

Performance Metric	Weighting
Operating Income	25%
Revenue	25%
MBOs	50%
Total	100%

Operating Income
One quarter of the bonus is earned based on achievement of Operating Income.
Revenue
One quarter of the bonus is earned based on achievement of Revenue.
Corporate MBOs
One half of the bonus is earned based on achievement of Corporate MBOs. These measurable goals will be established and communicated at the beginning of the Incentive Period. The MBOs are approved by the Compensation Committee of the Board of Directors and that Committee will approve the scoring of the MBOs at the end of each fiscal quarter. The Board of Directors will approve the final scoring of the MBOs at the conclusion of the Incentive Period. The determination of the Committee and the Board, respectively, are final.
On a quarterly basis, applying the foregoing scoring elements, Non-executives will be eligible for an incentive based on the following formula for each of the first three fiscal quarters:
Non-executive Employee Payout = Quarterly Eligible Wages * Individual Target * [(Quarterly OI score *.25) + (Quarterly Revenue score * .25) + (Quarterly MBO score * .5)]
As is reflected in the foregoing formula, the payout to any Non-executive employee may not exceed more than Quarterly Eligible Wages * Individual Target in at the end of any quarter. At the end of the Incentive Period (the fourth fiscal quarter), provided the Company has met its Quarterly Thresholds for each of the four fiscal quarters, including without limitation the fourth fiscal quarter, the Annual Thresholds for Operating Income and Revenue (as set forth for Executives) will be applied to the following formula for Non-executive Employees to determine any additional incentive to be paid to Non-executive employees for the year:
Non-exec Final Payout = [Annual Eligible Wages * Individual Target * ((Annual OI score *.25) + (Annual Revenue score * .25) + (Annual MBO score * .5))] - [Q1 Incentive Payout + Q2 Incentive Payout + Q3 Incentive Payout + Q4 Incentive Payout]
In the event the Quarterly Thresholds have not been met in any quarter, the CEO in their sole discretion after consultation with the Board of Directors, will determine whether to apply the formula and whether any additional incentive shall be paid to Non-executive employees.
A payment may only be made if such calculation results in a positive difference. In the event the difference is negative, no claw back will be undertaken with respect to the Non-executive employees.

Executives
For Executives, the weighting of the three elements is as follows:

Performance Metric	Weighting
Operating Income	33.5%
Revenue	33.5%
MBOs	33%
Total	100%

Operating Income
One third of the bonus is earned based on achievement of Operating Income.
Revenue
One third of the bonus is earned based on achievement of Revenue.
Corporate MBOs
One third of the bonus is earned based on achievement of Corporate MBOs. These measurable goals will be established and communicated at the beginning of the Incentive Period. The MBOs are approved by the Compensation Committee of the Board of Directors and that Committee will approve the scoring of the MBOs. The Board of Directors further will approve the final scoring of the MBOs at the conclusion of the Incentive Period. The determination of the Committee and the Board, respectively, are final.
At the end of the Incentive Period, applying the foregoing scoring elements, Executives will be eligible for an incentive based on the following formula:
Executive Payout = Annual Eligible Wages * Individual Target * [(OI score *.335) + (Revenue score * .335) + (MBO score * .33)]

Other General Provisions
Incentive payments will be made after the end of the fiscal quarter, or the fiscal year, as applicable, once financial results have been determined, and in the case of the fiscal year end audited, and team goal achievement has been reviewed and approved by the Compensation Committee and Board of Directors as provided above.

Eligible Wages means base salary paid during the applicable incentive period, exclusive of any bonuses or wage supplements. In the case of hourly employees, Eligible Wages mean ordinary wages earned and paid exclusive of any overtime wages paid during the incentive period.

Where an employee’s Incentive Target changes during a fiscal quarter by reason of a move from one grade level to another or due to a promotion or other increase, the Incentive Target shall be effective as of the first day of that fiscal quarter; provided, however, that all changes in Incentive Targets arising out of the annual FOCAL process shall be deemed to have effect as of the first day of the second fiscal quarter.

Employee must be an active employee on the first working day of the fiscal quarter for which the bonus is to be paid to be eligible to receive a bonus for such fiscal quarter. For purposes of this provision, the first working day shall mean the first day after the commencement of the fiscal quarter that employees are expected by the Company to attend to their employment duties and be present at their designated workplace.

Employee must be in an active, eligible employment status as of the date incentive payments are actually paid to be eligible to receive an incentive for the prior fiscal quarter or Incentive Period and such incentive is not deemed to be earned until the payment date. No pro rata or partial payment will be paid for employees who are not actively employed on the date payments are made.

Employees who are on an approved Leave of Absence at the time the incentive is paid and who have met the criteria for a payout will be eligible for an incentive payment provided they have worked at least fifty percent of the working days during that fiscal quarter of Incentive Period, as applicable, unless otherwise provided by local law.

Employees who are on a formal Performance Improvement Plan (PIP) due to an Improvement Required rating determination or other unsatisfactory performance at any time during a fiscal quarter are not eligible to receive an incentive payment for that quarter. The determination of the employee’s manager shall be conclusive and final with respect to the issue of whether a PIP has been satisfactorily performed.

Normal tax and other required deductions will be withheld from incentive payments.

Participation in this plan does not constitute a contract of employment with the Company for any specified period of time, nor is it an entitlement to participate in any other program or any future program.

The Compensation Committee of the Board of Directors will oversee the Plan. The Human Resources Department will administer the Plan.

The Company reserves the right to cancel, revise, interpret, and apply this Plan and its provisions at its discretion. Changes to the Plan must be in writing. Changes impacting the Executives must be approved by the Compensation Committee and the Board of Directors. The Company’s General Counsel and CEO must approve any exceptions to the Plan.